Exhibit 99.1

November 1, 2021

Acadia Pharmaceuticals Appoints Brendan Teehan, Executive Vice President, Chief Operating Officer, Head of Commercial

SAN DIEGO—(BUSINESS WIRE)— Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) today announced the promotion of Brendan Teehan to Executive Vice President, Chief Operating Officer, Head of Commercial, effective immediately. Mr. Teehan, previously Senior Vice President, Chief Insights and Analytics Officer, will continue to report to Steve Davis, Chief Executive Officer and continue to serve as a member of the company’s Executive Management Committee. He will assume responsibility for all sales and marketing functions, in addition to his current responsibilities leading commercial strategy, operations, patient services, and market access and reimbursement.

“Brendan has been instrumental in executing our long-term growth strategies and his proven capabilities in building and leading commercial teams with a patient-centric approach make him an ideal leader for Acadia’s next phase of growth and development,” said Steve Davis, Chief Executive Officer.

Since joining Acadia, Mr. Teehan has built the company’s insights, analytics and operations department, and has led the company’s annual brand and business planning processes. Operationally, he oversees Acadia’s principal decision making bodies that set the company’s strategic priorities across the commercial, clinical, operations and business development functions.

Brendan Teehan joined Acadia in July 2018 and has more than 25 years of global experience in the healthcare industry. He has held roles of increasing responsibility at biopharmaceutical companies, including Johnson & Johnson and Amgen, and over the course of his career he has led field sales, operations and marketing teams in the U.S. and Europe and successfully launched small and large molecule products. Mr. Teehan began his career with Johnson & Johnson, where he held a variety of commercial roles across numerous therapeutic categories including oncology, immunology, inflammation, transplantation, chronic obstructive pulmonary disease and asthma. Mr. Teehan joined Acadia from TESARO, Inc., where he served as vice president, building and leading the company’s first provider support function designed to help oncologists optimize patient care.

Mr. Teehan received his MBA from Carnegie Mellon University, Tepper School of Business and his Bachelor of Arts degree in Government and International Relations from the University of Notre Dame.

Charmaine Lykins, Senior Vice President, Global Product Planning and Chief Marketing Officer, and Amanda Morgan, Senior Vice President, Chief Revenue and Customer Officer, will be leaving the organization to pursue new opportunities after a brief transition period.

About Acadia Pharmaceuticals

Acadia is trailblazing breakthroughs in neuroscience to elevate life. For more than 25 years we have been working at the forefront of healthcare to bring vital solutions to people who need them most. We developed and commercialized the first and only approved therapy for hallucinations and delusions associated with Parkinson’s disease psychosis. Our late-stage development efforts are focused on dementia-related psychosis, negative symptoms of schizophrenia and Rett syndrome, and in early-stage clinical research we are exploring novel approaches to pain management, and cognition and neuropsychiatric symptoms in central nervous system disorders. For more information, visit us at www.acadia-pharm.com and follow us on LinkedIn and Twitter.

Contacts

Media Contact:

Acadia Pharmaceuticals Inc.

Stephanie Fagan

(858) 212-0534

media@acadia-pharm.com

Investor Contact:

Acadia Pharmaceuticals Inc.

Mark Johnson, CFA

(858) 261-2771

ir@acadia-pharm.com

Source: Acadia Pharmaceuticals Inc.